SECURITIES AND EXCHANGE COMMISSION
	Washington, D.C. 20549

	Schedule 13G

	Under the Securities Exchange Act of 1934
	(Amendment No. 1 )*

	Autozone Inc.
	(Name of Issuer)

	Common Stock
	(Title of Class of Securities)

	53332102
	(CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




CUSIP No.	53332102
		---------

------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
	I.R.S. Identification Nos. of above persons (entities only).

	Barclays Global Investors. N.A.,  943112180
------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a Group*
(a)  / /
(b)  /X/
------------------------------------------------------------------------------
(3) SEC Use Only

------------------------------------------------------------------------------
(4) Citizenship or Place of Organization
	U.S.A.
------------------------------------------------------------------------------
Number of Shares				(5) Sole Voting Power
Beneficially Owned					4,390,017
by Each Reporting				------------------------------
Person With					(6) Shared Voting Power
							0
						------------------------------
						(7) Sole Dispositive Power
							4,390,017
						------------------------------
						(8) Shared Dispositive Power
							0
------------------------------------------------------------------------------
(9) Aggregate Amount Beneficially Owned by Each Reporting Person
	4,390,017
------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
	4.16%
------------------------------------------------------------------------------
(12) Type of Reporting Person*
	BK
------------------------------------------------------------------------------



CUSIP No.	53332102
		---------

------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
	I.R.S. Identification Nos. of above persons (entities only).

	Barclays Global Fund Advisors
------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a Group*
(a)  / /
(b)  /X/
------------------------------------------------------------------------------
(3) SEC Use Only

------------------------------------------------------------------------------
(4) Citizenship or Place of Organization
	U.S.A.
------------------------------------------------------------------------------
Number of Shares				(5) Sole Voting Power
Beneficially Owned					199,896
by Each Reporting				------------------------------
Person With					(6) Shared Voting Power
							0
						------------------------------
						(7) Sole Dispositive Power
							199,896
						------------------------------
						(8) Shared Dispositive Power
							0
------------------------------------------------------------------------------
(9) Aggregate Amount Beneficially Owned by Each Reporting Person
	199,896
------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
	0.19%
------------------------------------------------------------------------------
(12) Type of Reporting Person*
	BK
------------------------------------------------------------------------------



CUSIP No.	53332102
		---------

------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
	I.R.S. Identification Nos. of above persons (entities only).

	Barclays Global Investors, LTD.
------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a Group*
(a)  / /
(b)  /X/
------------------------------------------------------------------------------
(3) SEC Use Only

------------------------------------------------------------------------------
(4) Citizenship or Place of Organization
	United Kingdom
------------------------------------------------------------------------------
Number of Shares				(5) Sole Voting Power
Beneficially Owned					249,975
by Each Reporting				------------------------------
Person With					(6) Shared Voting Power
							0
						------------------------------
						(7) Sole Dispositive Power
							256,075
						------------------------------
						(8) Shared Dispositive Power
							0
------------------------------------------------------------------------------
(9) Aggregate Amount Beneficially Owned by Each Reporting Person
	256,075
------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
	0.24%
------------------------------------------------------------------------------
(12) Type of Reporting Person*
	BK
------------------------------------------------------------------------------

CUSIP No.	53332102
		---------

------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
	I.R.S. Identification Nos. of above persons (entities only).

	Barclays Funds Limited
------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a Group*
(a)  / /
(b)  /X/
------------------------------------------------------------------------------
(3) SEC Use Only

------------------------------------------------------------------------------
(4) Citizenship or Place of Organization
	United Kingdom
------------------------------------------------------------------------------
Number of Shares				(5) Sole Voting Power
Beneficially Owned					9,316
by Each Reporting				------------------------------
Person With					(6) Shared Voting Power
							0
						------------------------------
						(7) Sole Dispositive Power
							9,316
						------------------------------
						(8) Shared Dispositive Power
							0
------------------------------------------------------------------------------
(9) Aggregate Amount Beneficially Owned by Each Reporting Person
	9,316
------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
	0.00%
------------------------------------------------------------------------------
(12) Type of Reporting Person*
	BK
------------------------------------------------------------------------------


CUSIP No.	53332102
		---------

------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
	I.R.S. Identification Nos. of above persons (entities only).

	Barclays Life Assurance Company Ltd..
------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a Group*
(a)  / /
(b)  /X/
------------------------------------------------------------------------------
(3) SEC Use Only

------------------------------------------------------------------------------
(4) Citizenship or Place of Organization
	United Kingdom
------------------------------------------------------------------------------
Number of Shares				(5) Sole Voting Power
Beneficially Owned					2,736
by Each Reporting				------------------------------
Person With					(6) Shared Voting Power
							0
						------------------------------
						(7) Sole Dispositive Power
							2,736
						------------------------------
						(8) Shared Dispositive Power
							0
------------------------------------------------------------------------------
(9) Aggregate Amount Beneficially Owned by Each Reporting Person
	2,736
------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
	0.00%
------------------------------------------------------------------------------
(12) Type of Reporting Person*
	BK
------------------------------------------------------------------------------

CUSIP No.	53332102
		---------

------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
	I.R.S. Identification Nos. of above persons (entities only).

	Barclays Bank, PLC
------------------------------------------------------------------------------
(2) Check the appropriate box if a member of a Group*
(a)  / /
(b)  /X/
------------------------------------------------------------------------------
(3) SEC Use Only

------------------------------------------------------------------------------
(4) Citizenship or Place of Organization
	United Kingdom
------------------------------------------------------------------------------
Number of Shares				(5) Sole Voting Power
Beneficially Owned					600
by Each Reporting				------------------------------
Person With					(6) Shared Voting Power
							0
						------------------------------
						(7) Sole Dispositive Power
							600
						------------------------------
						(8) Shared Dispositive Power
							0
------------------------------------------------------------------------------
(9) Aggregate Amount Beneficially Owned by Each Reporting Person
	600
------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
	0.00%
------------------------------------------------------------------------------
(12) Type of Reporting Person*
	BK
------------------------------------------------------------------------------
ITEM 1(A).	NAME OF ISSUER
			Autozone Inc.
------------------------------------------------------------------------------
ITEM 1(B).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
			123 South Front Street
			Memphis, TN 38103-3607
------------------------------------------------------------------------------
ITEM 2(A).	NAME OF PERSON(S) FILING
			Barclays Global Investors, N.A.
------------------------------------------------------------------------------
ITEM 2(B).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
			45 Fremont Street
			San Francisco, CA 94105
------------------------------------------------------------------------------
ITEM 2(C).	CITIZENSHIP
			U.S.A
------------------------------------------------------------------------------
ITEM 2(D).	TITLE OF CLASS OF SECURITIES
			Common Stock
------------------------------------------------------------------------------
ITEM 2(E).	CUSIP NUMBER
			53332102
------------------------------------------------------------------------------
ITEM 3.  	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR
13D-2(B), CHECK WHETHER THE PERSON FILING IS A

(a) //	Broker or Dealer registered under Section 15 of the Act
	(15 U.S.C. 78o).
(b) /X/	Bank as defined in section 3(a) (6) of the Act (15 U.S.C. 78c).
(c) //	Insurance Company as defined in section 3(a) (19) of the Act
	(15 U.S.C. 78c).
(d) //	Investment Company registered under section 8 of the Investment
	Company Act of 1940 (15 U.S.C. 80a-8).
(e) //	Investment Adviser in accordance with section 240.13d(b)(1)(ii)(E).
(f) //	Employee Benefit Plan or endowment fund in accordance with section
	240.13d-1(b)(1)(ii)(F).
(g) //	Parent Holding Company or control person in accordance with section
	240.13d-1(b)(1)(ii)(G).
(h) //	A savings association as defined in section 3(b) of the Federal Deposit
	Insurance Act (12 U.S.C. 1813).
(i) //	A church plan that is excluded from the definition of an investment
	company under section 3(c)(14) of the Investment Company Act of 1940 (15U.S.C. 80a-3).
(j) //	Group, in accordance with section 240.13d-1(b)(1)(ii)(J)
ITEM 1(A).	NAME OF ISSUER
			Autozone Inc.
------------------------------------------------------------------------------
ITEM 1(B).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
			123 South Front Street
			Memphis, TN 38103-3607
------------------------------------------------------------------------------
ITEM 2(A).	NAME OF PERSON(S) FILING
			Barclays Global Fund Advisors
------------------------------------------------------------------------------
ITEM 2(B).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
			45 Fremont Street
			San Francisco, CA 94105
------------------------------------------------------------------------------
ITEM 2(C).	CITIZENSHIP
			U.S.A
------------------------------------------------------------------------------
ITEM 2(D).	TITLE OF CLASS OF SECURITIES
			Common Stock
------------------------------------------------------------------------------
ITEM 2(E).	CUSIP NUMBER
			53332102
------------------------------------------------------------------------------
ITEM 3.  	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR
13D-2(B), CHECK WHETHER THE PERSON FILING IS A

(a) //	Broker or Dealer registered under Section 15 of the Act
	(15 U.S.C. 78o).
(b) /X/	Bank as defined in section 3(a) (6) of the Act (15 U.S.C. 78c).
(c) //	Insurance Company as defined in section 3(a) (19) of the Act
	(15 U.S.C. 78c).
(d) //	Investment Company registered under section 8 of the Investment
	Company Act of 1940 (15 U.S.C. 80a-8).
(e) //	Investment Adviser in accordance with section 240.13d(b)(1)(ii)(E).
(f) //	Employee Benefit Plan or endowment fund in accordance with section
	240.13d-1(b)(1)(ii)(F).
(g) //	Parent Holding Company or control person in accordance with section
	240.13d-1(b)(1)(ii)(G).
(h) //	A savings association as defined in section 3(b) of the Federal Deposit
	Insurance Act (12 U.S.C. 1813).
(i) //	A church plan that is excluded from the definition of an investment
	company under section 3(c)(14) of the Investment Company Act of 1940 (15U.S.C. 80a-3).
(j) //	Group, in accordance with section 240.13d-1(b)(1)(ii)(J)
ITEM 1(A).	NAME OF ISSUER
			Autozone Inc.
------------------------------------------------------------------------------
ITEM 1(B).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
			123 South Front Street
			Memphis, TN 38103-3607
------------------------------------------------------------------------------
ITEM 2(A).	NAME OF PERSON(S) FILING
			Barclays Global Investors, LTD
------------------------------------------------------------------------------
ITEM 2(B).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
			Murray House, 1 Royal Mint Court
			London, England EC3 NHH
------------------------------------------------------------------------------
ITEM 2(C).	CITIZENSHIP
			United Kingdom
------------------------------------------------------------------------------
ITEM 2(D).	TITLE OF CLASS OF SECURITIES
			Common Stock
------------------------------------------------------------------------------
ITEM 2(E).	CUSIP NUMBER
			53332102
------------------------------------------------------------------------------
ITEM 3.  	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR
13D-2(B), CHECK WHETHER THE PERSON FILING IS A

(a) //	Broker or Dealer registered under Section 15 of the Act
	(15 U.S.C. 78o).
(b) /X/	Bank as defined in section 3(a) (6) of the Act (15 U.S.C. 78c).
(c) //	Insurance Company as defined in section 3(a) (19) of the Act
	(15 U.S.C. 78c).
(d) //	Investment Company registered under section 8 of the Investment
	Company Act of 1940 (15 U.S.C. 80a-8).
(e) //	Investment Adviser in accordance with section 240.13d(b)(1)(ii)(E).
(f) //	Employee Benefit Plan or endowment fund in accordance with section
	240.13d-1(b)(1)(ii)(F).
(g) //	Parent Holding Company or control person in accordance with section
	240.13d-1(b)(1)(ii)(G).
(h) //	A savings association as defined in section 3(b) of the Federal Deposit
	Insurance Act (12 U.S.C. 1813).
(i) //	A church plan that is excluded from the definition of an investment
	company under section 3(c)(14) of the Investment Company Act of 1940
	(15U.S.C. 80a-3).
(j) //	Group, in accordance with section 240.13d-1(b)(1)(ii)(J)
ITEM 1(A).	NAME OF ISSUER
			Autozone Inc.
------------------------------------------------------------------------------
ITEM 1(B).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
			123 South Front Street
			Memphis, TN 38103-3607
------------------------------------------------------------------------------
ITEM 2(A).	NAME OF PERSON(S) FILING
			Barclays Trust and Banking Company (Japan) Ltd.
------------------------------------------------------------------------------
ITEM 2(B).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
			Ebisu Prime Square Tower, 8th Flr, 1-1-39 Hiroo, Shibuya-Ku
			Tokyo, Japan 150-8402
------------------------------------------------------------------------------
ITEM 2(C).	CITIZENSHIP
			Japan
------------------------------------------------------------------------------
ITEM 2(D).	TITLE OF CLASS OF SECURITIES
			Common Stock
------------------------------------------------------------------------------
ITEM 2(E).	CUSIP NUMBER
			53332102
------------------------------------------------------------------------------
ITEM 3.  	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR
13D-2(B), CHECK WHETHER THE PERSON FILING IS A

(a) //	Broker or Dealer registered under Section 15 of the Act
	(15 U.S.C. 78o).
(b) /X/	Bank as defined in section 3(a) (6) of the Act (15 U.S.C. 78c).
(c) //	Insurance Company as defined in section 3(a) (19) of the Act
	(15 U.S.C. 78c).
(d) //	Investment Company registered under section 8 of the Investment
	Company Act of 1940 (15 U.S.C. 80a-8).
(e) //	Investment Adviser in accordance with section 240.13d(b)(1)(ii)(E).
(f) //	Employee Benefit Plan or endowment fund in accordance with section
	240.13d-1(b)(1)(ii)(F).
(g) //	Parent Holding Company or control person in accordance with section
	240.13d-1(b)(1)(ii)(G).
(h) //	A savings association as defined in section 3(b) of the Federal Deposit
	Insurance Act (12 U.S.C. 1813).
(i) //	A church plan that is excluded from the definition of an investment
	company under section 3(c)(14) of the Investment Company Act of 1940 (15U.S.C. 80a-3).
(j) //	Group, in accordance with section 240.13d-1(b)(1)(ii)(J)

ITEM 1(A).	NAME OF ISSUER
			Autozone Inc.
------------------------------------------------------------------------------
ITEM 1(B).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
			123 South Front Street
			Memphis, TN 38103-3607
------------------------------------------------------------------------------
ITEM 2(A).	NAME OF PERSON(S) FILING
			Barclays Life Assurance Company, Ltd.
------------------------------------------------------------------------------
ITEM 2(B).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
			Unicorn House, 5th Flr., 252 Romford Rd, Forest Gate
			London, England E7 9JB
------------------------------------------------------------------------------
ITEM 2(C).	CITIZENSHIP
			United Kingdom
------------------------------------------------------------------------------
ITEM 2(D).	TITLE OF CLASS OF SECURITIES
			Common Stock
------------------------------------------------------------------------------
ITEM 2(E).	CUSIP NUMBER
			53332102
------------------------------------------------------------------------------
ITEM 3.  	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR
13D-2(B), CHECK WHETHER THE PERSON FILING IS A

(a) //	Broker or Dealer registered under Section 15 of the Act
	(15 U.S.C. 78o).
(b) /X/	Bank as defined in section 3(a) (6) of the Act (15 U.S.C. 78c).
(c) //	Insurance Company as defined in section 3(a) (19) of the Act
	(15 U.S.C. 78c).
(d) //	Investment Company registered under section 8 of the Investment
	Company Act of 1940 (15 U.S.C. 80a-8).
(e) //	Investment Adviser in accordance with section 240.13d(b)(1)(ii)(E).
(f) //	Employee Benefit Plan or endowment fund in accordance with section
	240.13d-1(b)(1)(ii)(F).
(g) //	Parent Holding Company or control person in accordance with section
	240.13d-1(b)(1)(ii)(G).
(h) //	A savings association as defined in section 3(b) of the Federal Deposit
	Insurance Act (12 U.S.C. 1813).
(i) //	A church plan that is excluded from the definition of an investment
	company under section 3(c)(14) of the Investment Company Act of 1940 (15U.S.C. 80a-3).
(j) //	Group, in accordance with section 240.13d-1(b)(1)(ii)(J)

ITEM 1(A).	NAME OF ISSUER
			Autozone Inc.
------------------------------------------------------------------------------
ITEM 1(B).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
			123 South Front Street
			Memphis, TN 38103-3607
------------------------------------------------------------------------------
ITEM 2(A).	NAME OF PERSON(S) FILING
			Barclays Capital Securities, Ltd.
------------------------------------------------------------------------------
ITEM 2(B).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
			5 The North Collonade, Cannery Wharf
			London, E14 4BB
------------------------------------------------------------------------------
ITEM 2(C).	CITIZENSHIP
			United Kingdom
------------------------------------------------------------------------------
ITEM 2(D).	TITLE OF CLASS OF SECURITIES
			Common Stock
------------------------------------------------------------------------------
ITEM 2(E).	CUSIP NUMBER
			53332102
------------------------------------------------------------------------------
ITEM 3.  	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR
13D-2(B), CHECK WHETHER THE PERSON FILING IS A

(a) //	Broker or Dealer registered under Section 15 of the Act
	(15 U.S.C. 78o).
(b) /X/	Bank as defined in section 3(a) (6) of the Act (15 U.S.C. 78c).
(c) //	Insurance Company as defined in section 3(a) (19) of the Act
	(15 U.S.C. 78c).
(d) //	Investment Company registered under section 8 of the Investment
	Company Act of 1940 (15 U.S.C. 80a-8).
(e) //	Investment Adviser in accordance with section 240.13d(b)(1)(ii)(E).
(f) //	Employee Benefit Plan or endowment fund in accordance with section
	240.13d-1(b)(1)(ii)(F).
(g) //	Parent Holding Company or control person in accordance with section
	240.13d-1(b)(1)(ii)(G).
(h) //	A savings association as defined in section 3(b) of the Federal Deposit
	Insurance Act (12 U.S.C. 1813).
(i) //	A church plan that is excluded from the definition of an investment
	company under section 3(c)(14) of the Investment Company Act of 1940 (15U.S.C. 80a-3).
(j) //	Group, in accordance with section 240.13d-1(b)(1)(ii)(J)
ITEM 1(A).	NAME OF ISSUER
			Autozone Inc.
------------------------------------------------------------------------------
ITEM 1(B).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
			123 South Front Street
			Memphis, TN 38103-3607
------------------------------------------------------------------------------
ITEM 2(A).	NAME OF PERSON(S) FILING
			Barclays Bank, PLC
------------------------------------------------------------------------------
ITEM 2(B).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
			54 Lombard St
			London, England EC3P 3AH
------------------------------------------------------------------------------
ITEM 2(C).	CITIZENSHIP
			United Kingdom
------------------------------------------------------------------------------
ITEM 2(D).	TITLE OF CLASS OF SECURITIES
			Common Stock
------------------------------------------------------------------------------
ITEM 2(E).	CUSIP NUMBER
			53332102
------------------------------------------------------------------------------
ITEM 3.  	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR
13D-2(B), CHECK WHETHER THE PERSON FILING IS A

(a) //	Broker or Dealer registered under Section 15 of the Act
	(15 U.S.C. 78o).
(b) /X/	Bank as defined in section 3(a) (6) of the Act (15 U.S.C. 78c).
(c) //	Insurance Company as defined in section 3(a) (19) of the Act
	(15 U.S.C. 78c).
(d) //	Investment Company registered under section 8 of the Investment
	Company Act of 1940 (15 U.S.C. 80a-8).
(e) //	Investment Adviser in accordance with section 240.13d(b)(1)(ii)(E).
(f) //	Employee Benefit Plan or endowment fund in accordance with section
	240.13d-1(b)(1)(ii)(F).
(g) //	Parent Holding Company or control person in accordance with section
	240.13d-1(b)(1)(ii)(G).
(h) //	A savings association as defined in section 3(b) of the Federal Deposit
	Insurance Act (12 U.S.C. 1813).
(i) //	A church plan that is excluded from the definition of an investment
	company under section 3(c)(14) of the Investment Company Act of 1940 (15U.S.C. 80a-3).
(j) //	Group, in accordance with section 240.13d-1(b)(1)(ii)(J)

ITEM 4.	OWNERSHIP

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)  Amount Beneficially Owned:
		4,858,640
------------------------------------------------------------------------------

(b)  Percent of Class:
	4.61%
------------------------------------------------------------------------------

(c)  Number of shares as to which such person has:
	(i)   sole power to vote or to direct the vote
		4,852,540
	      ----------------------------------------------------------------
	(ii)  shared power to vote or to direct the vote
		0
	      ----------------------------------------------------------------
	(iii) sole power to dispose or to direct the disposition of
		4,858,640
              ----------------------------------------------------------------
	(iv) shared power to dispose or to direct the disposition of
		0
              ----------------------------------------------------------------
ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. /X/
ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
	The shares reported are held by the company in trust accounts for the economic benefit of the beneficiaries of those accounts. See also Items 2(a) above.
ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
	THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
		Not applicable
ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
		Not applicable
ITEM 9.	NOTICE OF DISSOLUTION OF GROUP
		Not applicable




ITEM 10.	CERTIFICATION


	(a) The following certification shall not be included if the statement is filed pursuant to section 240.13d-1(b):

		By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

	(b) The following certification shall be included if the statement is filed pursuant to section 240.13d-1(c):

		By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                        SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


						April 10, 2002
				      ---------------------------------------
						Date

				      ---------------------------------------
						Signature

						Rebecca Brubaker
						Manager of Compliance
				      ---------------------------------------